UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 6, 2010

FREEDOM RESOURCES
ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-32735	87-0567033
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

4265 San Felipe Street, Suite 1100, Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 327-7417

901 East 7800 South, Midvale, Utah  84047
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

FORWARD LOOKING STATEMENTS

This current report contains forward-looking statements as that term is defined in section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities Exchange Act of 1934, as amended.  These statements relate to future events, including our proposed business plan and plan of operations, or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “intends”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” on page 8 of this current report, which may cause our or our industry’s actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or performance.  Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

EXPLANATORY NOTE

Unless otherwise specified, all dollar amounts are expressed in United States dollars and all references to “common shares” refer to the common shares in our capital stock.

As used in this current report and unless otherwise indicated, the terms “we”, “us”, “our” mean Freedom Resources Enterprises Inc., a Nevada corporation, unless otherwise indicated.

INDUSTRY AND MARKET DATA

Information about market and industry data and statistics contained in this current report is included based on information available to us that we believe is accurate in all material respects.  It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis.  We have not reviewed or included data from all sources, and we cannot assure potential investors of the accuracy or completeness of the data included in this current report.  Forecasts and other forward-looking information obtained from these sources, including estimates of future market size, revenue and market acceptance of products and services, are subject to the same qualifications and the additional uncertainties accompanying any forward-looking statements.

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ITEM 1.01        Entry into a Material Definitive Agreement

On May 6, 2010, we entered into a subscription agreement (the “Subscription Agreement”) with LIFE Power and Fuels LLC, a Delaware limited liability company (“LIFE”).  Pursuant to the Subscription Agreement, we sold an aggregate of 47,700,000 shares (the “Shares”) of our common stock, par value $0.001 per share (our “common stock”), to LIFE for an aggregate purchase price of $100,000.  The Shares represent 94.1% of our issued and outstanding shares of common stock immediately following the transaction, and the transaction resulted in a change in control of our company.

At the closing (the “Closing”) of the transactions contemplated by the Subscription Agreement, Neil Christiansen resigned as our President, effective immediately, and Edward Mooney was appointed our President and Chief Executive Officer and as a member of our board of directors (“Board of Directors”).  At the Closing, Daniel Carlson was also appointed our Chief Financial Officer, Secretary and Treasurer.

We believe the issuance of our common stock in connection with the Subscription Agreement was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.  A copy of the Subscription Agreement is filed as Exhibit 10.1 to this current report.   This summary description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Subscription Agreement attached as an exhibit hereto.

Following the Closing, we relocated our executive offices to the offices of LIFE located at 4265 San Felipe Street, Suite 1100, Houston, Texas  77027.

ITEM 2.01        Completion of Acquisition or Disposition of Assets

The transactions contemplated by the Subscription Agreement, as described above in Item 1.01 above, closed on May 6, 2010.  We were a shell company, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), before the issuance to LIFE of the Shares, which at the time of issuance constituted over a majority of the outstanding shares of our common stock.  Following the closing of the transactions contemplated by the Subscription Agreement, we abandoned our previous business plan and adopted a new business plan that includes the acquisition and development of coal mining assets, initially in Colombia, South America, and the mining and sale of coal and coal by-products through traditional mining methods and through the employment of recently-developed clean coal technologies.  We anticipate that our primary operations will include the  mining of high-grade, metallurgical coal, coal coking, power generation and alternative energy production, such as coal gasification and coal-to-liquids.

Item 2.01(f) of Form 8-K provides that if a registrant is a shell company immediately before a transaction disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10.  Our company was a shell company immediately prior to the transactions contemplated by the Subscription Agreement.  Accordingly, we are providing below the information that would be included in a registration statement on Form 10 if we were to file such a registration statement immediately following the transactions contemplated by the Subscription Agreement.

BUSINESS

General Overview

We are a development stage company, and currently plan to engage in the business of acquiring and developing coal mining assets, and the mining and sale of coal, coke and coal by-products using traditional and clean coal technologies, initially in Colombia, South America.   We anticipate that our primary operations will include the  mining of high-grade, metallurgical coal, coal coking, power generation and alternative energy production, such as coal gasification and coal-to-liquids.

The address of our principal executive office is 4265 San Felipe Street, Suite 1100, Houston, Texas  77027.  Our telephone number is (832) 327-7417.

Our Organizational History

We were incorporated in the state of Nevada on November 6, 1996 to research and publish a self-improvement book based on the insights and understandings of major world cultures.  The working title for the proposed book was Personal Freedom and Prosperity.  We did not publish the book, but instead used materials gathered during our research to develop a series of eight self-help workshops.  Each self-taught workshop consisted of an audiotape and a workbook.  The workshops were sold online under a marketing agreement with Life Discovery Institute, a related party that maintained a website dedicated to self-improvement products and education.  As of September 30, 2005, however, we had generated total revenue of only $3,560 since inception.  Because we had not generated the expected revenue, in October 2005 we ceased all business operations and decided to pursue other business opportunities.

From October 2005 to the time of the Closing, we did not engage in any business activities.  Prior to the Closing, our management had been evaluating  potential business opportunities that might be available to our company to preserve our shareholder’s investment in our common shares.

On May 6, 2010, we entered into the Subscription Agreement with LIFE, pursuant to which we issued to LIFE 47,700,000 shares of our common stock, which shares currently represent approximately 94.1% of our issued and outstanding shares of common stock, elected one new director to our board of directors and changed our management team.  Concurrently with the Closing, we ceased to be a shell company, as defined in Rule 12b-2 of the Exchange Act, and adopted a new plan of operations.

Our Business Plan

We are a currently a development stage company without significant assets, liabilities or operating activities.  However, concurrently with the consummation of the transactions contemplated by the Subscription Agreement, we abandoned our previous business plan and adopted a new business plan to acquire and develop coal mining operations and to mine coal and coal by-products using traditional mining methods and clean coal technologies, initially in Colombia, South America.  Over time, however, we plan to build power generation and alternative energy production, based on clean coal technologies.  It is currently contemplated that out primary operations will include mining of high-grade metallurgical coal and coal coking.

We are currently working to secure coal concessions in the Department of Santander, Colombia, amounting to over 43,000 hectares (106,000 acres) and we have plans to acquire additional concessions.  Preliminary geological analysis of the area has revealed multiple, continuous seams of high-quality metallurgical coal and thermal coal.  We estimate total potential resources to be more than 500 million tons of metallurgical coal.

According to the World Coal Institute, Colombia is the world’s tenth largest producer and fourth largest exporter of coal, having produced 79 million metric tons and exported 74 million metric tons of coal in 2008.  In addition, according to Ingeominas Colombian Institute of Geology and Mining, Colombia has one of the largest proven coal reserves in the world with over 7 billion metric tons of recoverable reserves and 17 billion metric tons of potential reserves.  As the nation’s second largest export item after oil, investment and development of sustainable coal mining is an important priority for the public and private sectors to promote socioeconomic growth in Colombia.  Moreover, many of the concession contracts in Santander, Colombia remain undeveloped.  As a result, we anticipate that we will be able to apply for and/or acquire several concession contracts at attractive prices.

The Coal Industry

Overview.  Coal is a fossil fuel and is the largest source of energy for the generation of electricity worldwide.  Coal is also used for fuel steel production, cement manufacturing and as a liquid fuel.

According to the World Coal Institute, in 2008, there was 6.7 billion metric tons of coal consumed worldwide and 6.8 billion metric tons of coal produced.  Coal provides 26.5% of global primary energy needs and generates 41.5% of the world's electricity.  Also in 2008, 717 metric tons of coal was used for steel production, which is 13% of the world’s hard coal production.  Proven world coal reserves are approximately 826 billion metric tons, which is enough to last 122 years at current production rates.

According to the BP 2009 Statistical Review of World Energy, since 2000, global consumption of coal has grown faster than that of any other fuel.  Accelerating worldwide energy demand, particularly in rapidly industrializing countries such as China, India and Russia, coupled with shifting import/export markets and new clean coal technologies are continuing to drive demand for coal.  By 2030, coal is expected to fuel 44% of the world’s electricity.  Global consumption and production of coal are highly concentrated.  The five largest consumers - China, the U.S., India, Japan and Russia - accounted for 74% of global coal use in 2008 and the five largest producers - China, the U.S., Australia, India and Russia - accounted for 75% of global coal production in 2008.  China alone produced 2.8 billion metric tons and consumed 2.9 billion metric tons of coal in 2008, 41% and 43% of total, respectively.

Properties and Uses of Coal.  Coal is a combustible, sedimentary, organic rock composed mainly of carbon, hydrogen and oxygen.  Coal seams are formed from vegetation that has been consolidated between rock strata and altered by the effects of pressure and heat over millions of years.  Coal quality will vary depending on the pressure, heat and length of time in formation.  There are four classes of coal depending on the amount of carbon, oxygen and hydrogen present.  The higher the carbon content, the more energy the coal contains.

•	Anthracite is the highest value coal. It contains 86%-97% carbon and has heat value of over 15,000 Btu per pound,

•
Bituminous coal is the most abundant coal in the world.  It contains 45%-86% carbon and has heat values of 11,000–15,000 Btu per pound.  It includes thermal coal, which is used to generate electricity, and metallurgical coal, which is used in the steel and iron industries.

•
Sub-bituminous coal lower heating value and higher moisture content that bituminous coal.  It contains 35%-45 % carbon and has heat values of 8,300–13,000 Btu per pound.  It is used for power generation, cement manufacturing and other industrial uses.

•	Lignite or brown coal is the lowest value coal. It contains 25%-35% carbon and has heating values of 4,000–8,300 Btu per pound.

Colombia Coal Sector.   Colombia is a major world supplier of coal and, according to the World Coal Institute, it is the world’s tenth largest producer and fourth largest exporter of coal, having produced 79 million metric tons and exported 74 million metric tons of coal in 2008.  Colombian coal is recognized worldwide for its high BTU, low ash and low sulfur contents.  According to the Ingeominas Colombian Institute of Geology and Mining, Colombia also has one of the largest proven coal reserves in the world, with over 7 billion metric tons of recoverable reserves and 17 billion metric tons of potential reserves.  The Colombia Ministry of Mines and Energy estimates that, at the current rate of exploration, Colombia has more than 120 years of coal production.

Coal mining is a high priority for Colombia.  It is a substantial source of foreign investment and employment and accounts for almost half of the country’s mining activities.  Coal is Colombia’s second largest national exportation product after oil and it is estimated that under the current market conditions, between the 2010 and 2015, it may exceed oil exportation

Colombia is known as Latin America’s oldest and most stable democracy.  Most presidents have been elected democratically, except for a short period of military dictatorship, between 1953 and 1957. Moreover, Colombia is recognized for its consistent and transparent government policies.  Since 2002, the reforms introduced by the government of President Álvaro Uribe have contributed strongly towards the country’s development, attracting large foreign investments, especially due to an effective public safety policy that weakened the guerrilla groups and dismantled para-militarism.  Colombia privatized its coal sector in 2004 and appears to be committed to investing in infrastructure to support increased mining.  Foreign direct investments in Colombia have exceeded $8.7 billion per year since 2007 and the Colombian Ministry of Mines and Energy estimates that $49 billion will be invested in the mining/energy sector in Colombia between 2010 and 2015, 80% of which is expected to come from foreign direct investments.

Colombia has established tax and commercial benefits to promote foreign direct investments, such as free trade zones, special exchange rate regimes available for mining and hydrocarbon companies and free trade agreements.  According to a report published by the World Bank, Colombia placed 5th in the ranking of 183 countries in regards to investor protection with clear rules and contractual guarantees.  In addition, Colombia has a long history in the hydrocarbon industry and, as such, offers many advantages to foreign companies setting up operations.  Colombia has many local mining companies, a significant pool of trained labor and many highly-trained engineering and support services firms.

In Colombia, the state owns all hydrocarbon reserves and private companies operate coal mines under concession contract agreements with the state.  The country’s reserves are concentrated in two regions: the Guajira peninsula in the north (left) and the Andean foothills in the interior of the country (right) – Santander is noted by the yellow star.

The Guajira peninsula along the Atlantic coast contains the country’s primary coal mining operations.  It is dominated by large-scale thermal coal mines that account for all of Colombia’s current production and exports.  Operations in this region consist of integrated, open-pit steam coal mines with rail transport and coastal export terminals operated by global mining companies.  The largest coal producer in the country is the Carbones del Cerrejon consortium comprised of Anglo American, BHP Billiton and Glencore, which operates Cerrejon Zona Norte (“CZN”), the largest coal mine in Latin America and the largest open-cast coal mine in the world.  CZN consists of an integrated mine, railroad and coastal export terminal and produces approximately 30 million metric tons of steam coal per year.  Drummond Company, Inc. is the second largest operator in the region and MPX Energia SA recently reported that it acquired 66,225 hectares with 1.74 billion metric tons of resources to support a planned steam coal mine in the region.

By contrast, the Andean foothills have small local operations and contain substantial unexploited reserves of very high quality metallurgical coal.  Historically, violence, political turmoil and lack of transportation infrastructure rendered the interior region difficult to mine.  However, recent governmental policies and programs supporting mining and infrastructure, coupled with substantially increased safety in the region, has made it possible to exploit this coal.

The government established eight mining districts for the stewardship of mineral resources and the advancement of the mining sectors.  The table below indicates the mining districts as well as the proven and potential reserves by district:

District	Province	Type of Coal	Avg. Btu	Measured Reserves (MT)	Potential Reserves (MT)
Barrancas	La Guajira	T	11,586	3,933	4,537
La Jagua de Ibirico	Cesar	T	11,655	2,035	6,556
Montelíbano	Córdoba-Norte de Antioquia	T	9,280	381	722
Northern Region (Atlantic Coast)				6,350	11,815

Zulia	Norte de Santander	T,M,A	12,653	120	795
Zulia	Santander	T,M,A	12,790	56	464
Paz del Río	Boyacá	T,M	12,781	170	1,720
Zipaquirá	Cundinamarca	T,M	11,862	236	1,482
Amagá	Antioquia-Antiguo Caldas	T	10,336	90	475
Jamundí	Valle del Cauca – Cauca	T	11,016	41	242
Central Region (Interior)				714	5,178
Total Country				7,064	16,993
T=thermal (steam); M=metallurgical; A=anthracite

Source:  Ingeominas Colombian Institute of Geology and Mining.

In recent years, coal and oil production has increased dramatically as the government has privatized assets, implemented legislation, supported infrastructure development and improved safety.  Over the past decade, production of thermal coal has more than doubled, reaching 86.7 million metric tons in 2008.  Virtually all of the coal is exported because Colombia generates its electric power from hydroelectric sources.  In addition, given past safety issues and subpar transportation infrastructure, mining in the interior region has been limited and, as a result, production of metallurgical coal has remained relatively flat.  Future production of all coal in Colombia is expected to rise, as exploration and profitable developments continue throughout the north and interior of the country.  According to the U.S. Energy Information Administration, Colombia’s coal consumption was 5.2 million metric tons in 2008, leaving most of the country's production available for export.

We believe the Colombian government is dedicated to investing in the future of the coal industry, particularly in building infrastructure and promoting environmentally safe solutions.

Proposed Partners

We intend to execute our business plan by contracting and partnering with several companies in Colombia, China, the Unites States and other countries in South America, including local service providers to provide geological services, engineering services, mine development, mine operations, transportation and coal coking.

Our representatives are in various stages of discussions or negotiations with several service providers and potential joint venture partners, and there can be no assurance that we will be successful in establishing joint ventures or reaching agreements with any potential joint venture partners.

Initial Proposed Operations

We initially expect to develop coal mining operations in Colombia, South America.  Our primary operations are expected to include mining of high-grade metallurgical coal and coal coking.

We are currently working to secure coal concessions in Santander, Colombia, amounting to over 43,000 hectares (106,000 acres) through application with the Colombia Ministry of Mines and Energy as well as through acquisition.  Preliminary geological analysis of the area has revealed multiple, continuous seams of high quality metallurgical coal and thermal coal.  We estimate total potential resources to be more than 500 million tons of metallurgical coal.

Santander, Colombia was selected as the focus of our initial coal mining operations because of its substantial coal reserves and relatively attractive logistics.  We believe Santander has vast, untapped reserves of very high-quality metallurgical coal.  The coal has high heat value, low sulfur, low ash and low-to-medium volatility.  It is very good coal for coking and steel making and sells at a substantial price premium.  According to the Ingeominas Colombian Institute of Geology and Mining, Santander is estimated to have over 240 million tons of recoverable metallurgical coal resources.  Santander also has attractive logistics as compared to other interior districts.  It is located on Magdalena River with river access for shipping and unlimited water resources and is within three miles of Colombia’s main pipeline and several other refined products pipelines.

Coke.  We have identified a partner to provide coal coking services and plan to market and sell coke beginning in the third quarter of 2010.

Surface Mine.  We plan to build a surface mine to produce 600,000 tons-per-year of metallurgical coal.  We have executed a letter of intent with a mining company in Colombia to form a joint venture that will own the concessions and environmental permits for this mine.  The Colombian mining company has been granted the environmental permits for this mine.  We also are in discussions with potential contract miners.  The mine is expected to open in the fourth quarter of 2010.

Underground Mines.  We also plan to build two one-million-ton-per-year underground mines, which are expected to be operational in 2011.

Competition

As a coal exploration and development company, we will be competing with other coal  exploration and development companies for financing and for the acquisition of new coal mining properties.  Many of the companies with whom we compete have greater financial and technical resources than those available to us.  Accordingly, these competitors may be able to spend greater amounts on acquisitions of coal mining properties of merit, on exploration of their coal mining properties and on development of their coal mining properties.  In addition, they may be able to afford more geological expertise in the targeting and exploration of coal mining properties.  This competition could result in competitors having coal mining properties of greater quality and interest to prospective investors who may finance additional exploration.  This competition could adversely impact on our ability to finance further exploration and to achieve the financing necessary for us to develop our coal mining properties.

As we commence operations in our proposed business, we are committed to complying with and are, to our knowledge, in compliance with, all governmental and environmental regulations applicable to us  and our proposed properties.  Permits from a variety of regulatory authorities are required for many aspects of mine operation and reclamation. We cannot predict the extent to which these requirements will affect our company or our properties if we identify the existence of minerals in commercially exploitable quantities.  In addition, future legislation and regulation could cause additional expense, capital expenditure, restrictions and delays in the exploration of our properties.

Research and Development Expenditures

During the years ended December 31, 2008 and 2009, we did not incur any research and development expenditures.

Employees

Currently, we do not have any full-time employees.  We are working with consultants and potential joint venture partners to develop our business.  We are actively seeking to identify experienced, qualified industry professionals for senior executive and operational positions.  We have retained STM Associates, an executive search firm specializing in the natural resources and energy industries, with particular emphasis in the global mining and power sectors.  We also plan to engage contractors from time-to-time to perform specific tasks in connection with our exploration and mining activities.  LIFE, our largest shareholder, will initially provide us with various management support functions, including sales and marketing, contracting, business development, finance, investor relations, and human resources.

Intellectual Property

We do not own, either legally or beneficially, any patents or trademarks.

RISK FACTORS

Our proposed business operations are subject to a number of risks and uncertainties, including, but not limited to those set forth below:

Risks Associated With Our Company

Our company has no operating history and therefore we cannot ensure the long-term successful operation of our business or the execution of our business plan.

We have only been engaged in our current and proposed business operations since May 2010.  As a result, we have no operating history upon which you may evaluate our proposed business and prospects. Our proposed business operations will be subject to numerous risks, uncertainties, expenses and difficulties associated with early stage enterprises. You should consider an investment in our company in light of these risks, uncertainties, expenses and difficulties.  Such risks include:

•	the absence of an operating history;

•	insufficient capital;

•	our ability to purchase or lease necessary equipment when required and at reasonable prices;

•	expected continual losses for the foreseeable future;

•	our ability to anticipate and adapt to a developing market(s);

•	acceptance by consumers;

•	limited marketing experience;

•	a competitive environment characterized by well-established and well-capitalized competitors;

•	the ability to identify, attract and retain qualified personnel;

•	our ability to provide superior customer service; and

•	reliance on key personnel.

Because we are subject to these risks, you may have a difficult time evaluating our business and your investment in our company. We may be unable to successfully overcome these risks which could harm our business.

Our business strategy may be unsuccessful and we may be unable to address the risks we face in a cost-effective manner, if at all. If we are unable to successfully address these risks our business will be harmed.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

In their report dated February 24, 2010, our independent registered public accounting firm stated that our financial statements for the year ended December 31, 2009 were prepared assuming that we would continue as a going concern.  Our ability to continue as a going concern is an issue that was raised while we were a shell company operating under prior management as a result of recurring losses from operations and then-current liabilities in excess of current assets.  However, our ability to continue as a going concern while operating under our current management and with our existing business plan is subject to our ability to generate a profit and/or to obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. Our recent adoption of a new business plan under which we are effectively a start-up business operating under a new management team increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

We will require additional capital to pursue our business plan.

We currently have no working capital and will be relying on LIFE to fund our operating and capital requirements until we raise funds for working capital and to acquire coal assets in the capital markets.  Accordingly, we will need to obtain additional private or public financing, including debt or equity financing, and there can be no assurance that such financing will be available as needed or, if available, on terms favorable to us.  Any additional equity financing may be dilutive to shareholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing common shares.  Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. There can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us.  Also, the terms of securities we may issue in future capital transactions may be more favorable for our subsequent investors.  Newly-issued securities also may be issued with warrants or other derivative securities, which themselves may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. Our ability to obtain needed financing may be impaired by such factors as the capital markets, the lack of a market for our common stock, and our lack of profitability, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenue from operations, is not sufficient to satisfy our capital needs, we may be required to reduce or cease operations.

We may undertake acquisitions, investments, joint ventures or other strategic alliances, which could have a material adverse effect on our ability to manage our business. In addition, such undertakings may not be successful.

Our strategy includes plans to grow both organically and through acquisitions, participation in joint ventures or other strategic alliances. Joint ventures and strategic alliances may expose us to new operational, regulatory and market risks, as well as risks associated with additional capital requirements. We may not be able, however, to identify suitable future acquisition candidates or alliance partners. Even if we identify suitable candidates or partners, we may be unable to complete an acquisition or alliance on terms commercially acceptable to us. If we fail to identify appropriate candidates or partners, or complete desired acquisitions, we may not be able to implement our strategies effectively or efficiently.

In addition, our ability to successfully integrate acquired companies and their operations may be adversely affected by a number of factors. These factors include:

•	diversion of management’s attention;

•	difficulties in retaining customers of the acquired companies;

•	difficulties in retaining personnel of the acquired companies;

•	entry into unfamiliar markets;

•	unanticipated problems or legal liabilities; and

•	tax and accounting issues.

If we fail to integrate acquired companies efficiently, our earnings, revenues growth and business could be negatively affected.

If other professional duties of our current management team interfere or conflict with their duties for our company, our business, results of operations and financial condition could be materially and adversely affected.

Edward Mooney, our president and chief executive officer, and Daniel Carlson, our chief financial officer, currently serve as the president and the chief financial officer, respectively, of LIFE, a company that is currently our largest stockholder and that is, itself, engaged in the business of identifying and developing opportunities globally for clean energy, including clean coal technologies, such as coal gasification.  The duties of Messrs. Mooney and Carlson as executive officers of LIFE may require the devotion of a substantial amount of their professional time and attention. Similarly, our success and the execution of our growth strategy will require their significant efforts and the devotion of a substantial amount of their professional time and attention.  If the performance of their duties on behalf of LIFE interfere or conflict with their  duties as executive officers of our company, we may not be able to achieve our anticipated growth and our business, results of operations and financial condition could be materially adversely affected.

Future acquisitions are expected to be a part of our growth strategy, and could expose us to significant business risks.

One of our strategies is to grow our business through acquisitions.  However, we cannot assure you that we will be able to identify and secure suitable acquisition opportunities.  Our ability to consummate and integrate effectively any future acquisitions on terms that are favorable to us may be limited by the number of attractive acquisition targets, internal demands on our resources and, to the extent necessary, our ability to obtain financing on satisfactory terms for larger acquisitions, if at all.  Moreover, if an acquisition target is identified, the third parties with whom we seek to cooperate may not select us as a potential partner or we may not be able to enter into arrangements on commercially reasonable terms or at all.  The negotiation and completion of potential acquisitions, whether or not ultimately consummated, could also require significant diversion of management’s time and resources and cause potential disruption of our existing business.  Furthermore, we cannot assure you that the expected synergies from future acquisitions will actually materialize.  In addition, future acquisitions could result in the incurrence of additional indebtedness, costs, and contingent liabilities. Future acquisitions may also expose us to potential risks, including risks associated with:
•	the integration of new operations, services and personnel;

•	unforeseen or hidden liabilities;

•	the diversion of financial or other resources from our existing businesses;

•	our inability to generate sufficient revenue to recover costs and expenses of the acquisitions; and

•	potential loss of, or harm to, relationships with employees or customers.
Any of the above could significantly disrupt our ability to manage our business and materially and adversely affect our business, financial condition and results of operations.

If we are unable to hire and retain key personnel, we may not be able to implement our plan of operation and our business may fail.

Our existing management team, which was appointed on May 6, 2010 concurrently with changing our proposed plan of operations, are affiliated with LIFE, our largest and controlling stockholder, and are performing services for us only on an interim basis as we develop our new business operations, raise capital, acquire our initial assets and recruit a new management team.  Our success will be largely dependent on our ability to hire and retain highly-qualified personnel. These individuals may be in high demand and we may not be able to attract the management staff we need.  In addition, we may not be able to afford the high salaries and fees demanded by qualified personnel, or we may fail to retain such employees after they are hired. At present, we have not hired any key personnel.  Our failure to hire key personnel when needed will have a significant negative effect on our business.

Our principal stockholder owns a controlling interest in our voting stock and investors will not have any voice in our management.

Our principal stockholder, LIFE, beneficially owns and controls the votes of approximately 94.1% of our outstanding common stock. As a result, this stockholder has the ability to control substantially all matters submitted to our stockholders for approval, including:

•	election of our board of directors;

•	removal of any of our directors;

•	amendment of our certificate of incorporation or bylaws; and

•	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

In addition, sales of significant amounts of shares held by our principal stockholder, or the prospect of these sales, could adversely affect the market price of our common stock. Such stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Risks Associated With Coal Mining

All of the properties we currently are considering for purchase are in the exploration stage.  There is no assurance that we can establish the existence of any coal on any of the properties we acquire in commercially exploitable quantities. Until we can do so, we cannot earn any revenues from operations and if we do not do so, we will lose all of the funds that we expend on exploration.  If we do not discover any coal  in a commercially exploitable quantity, our business could fail.

Despite preliminary exploration work on our coal mining properties, we have not established that any of them contain any coal reserve, nor can there be any assurance that we will be able to do so.  If we do not, our business could fail.  A mineral reserve is defined by the Securities and Exchange Commission in its Industry Guide 7 as that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.

Even if we do eventually discover a coal reserve on one or more of our properties, there can be no assurance that we will be able to develop our properties into producing mines and extract those resources.  Both coal exploration and development involve a high degree of risk and few properties which are explored are ultimately developed into producing mines.

The commercial viability of an established coal deposit will depend on a number of factors including, by way of example, the size, grade and other attributes of the coal deposit, the proximity of the coal deposit to infrastructure, such as a smelter, roads and a point for shipping, government regulation and market prices. Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified coal  unprofitable.

Coal mining operations are subject to applicable law and government regulation.  Even if we discover coal in a commercially exploitable quantity, these laws and regulations could restrict or prohibit the exploitation of that coal.  If we cannot exploit any coal  that we might discover on our properties, our business may fail.

Both coal exploration and extraction require permits from various foreign, federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters.  There can be no assurance that we will be able to obtain or maintain any of the permits required for the continued exploration of our coal mining properties or for the construction and operation of a mine on our properties at economically viable costs.  If we cannot accomplish these objectives, our business could fail.

Once we come into compliance with all material laws and regulations that currently apply to our proposed business activities, there can be no assurance that we can continue to remain in compliance.  Current laws and regulations could be amended and we might not be able to comply with them, as amended.  Further, there can be no assurance that we will be able to obtain or maintain all permits necessary for our future operations, or that we will be able to obtain them on reasonable terms.  To the extent such approvals are required and are not obtained, we may be delayed or prohibited from proceeding with planned exploration or development of our coal mining properties.

If we establish the existence of coal  on any of our properties in a commercially exploitable quantity, we will require additional capital in order to develop the property into a producing mine.  If we cannot raise this additional capital, we will not be able to exploit the resource, and our business could fail.

If we do discover coal in commercially exploitable quantities on any of our properties, we will be required to expend substantial sums of money to establish the extent of the resource, develop processes to extract it and develop extraction and processing facilities and infrastructure.  Although we may derive substantial benefits from the discovery of a major deposit, there can be no assurance that such a resource will be large enough to justify commercial operations, nor can there be any assurance that we will be able to raise the funds required for development on a timely basis.  If we cannot raise the necessary capital or complete the necessary facilities and infrastructure, our business may fail.

Our mining production and delivery operations are subject to conditions and events that are beyond our control, which could result in higher operating costs and decreased production levels.

Our mining operations are planned to be conducted in underground mines and surface mines.  The level of our production is subject to operating conditions or events beyond our control that could disrupt operations, decrease production and affect the cost of mining at particular mines for varying lengths of time.  Adverse operating conditions and events that coal producers have experienced in the past include:

•	unfavorable geologic conditions, such as the thickness of the coal deposits and the amount of rock embedded in or overlying the coal deposit;

•	poor mining conditions resulting from geological conditions or the effects of prior mining;

•	inability to acquire or maintain necessary permits or mining or surface rights;

•	changes in governmental regulation of the mining industry or the electric utility industry;

•	adverse weather conditions and natural disasters;

•	accidental mine water flooding;

•	labor-related interruptions;

•	interruptions due to transportation delays;

•	mining and processing equipment unavailability and failures and unexpected maintenance problems;

•	accidents, including fire and explosions from methane and other sources;

•	surface subsidence from underground mining, which could result in collapsed roofs at our underground mines, among other difficulties;

•	interruptions due to transportation delays;

•	unexpected delays and difficulties in acquiring, maintaining or renewing necessary permits or mining or surface rights;

•	unavailability of mining equipment and supplies and increases in the price of mining equipment and supplies;

•	unexpected maintenance problems or key equipment failures; and

•	increased or unexpected reclamation costs.

If any of these or similar conditions or events occur in the future at any of the mines we plan to develop or affect deliveries of our coal to customers, they may increase our costs of mining and delay or halt production at particular mines or sales to our customers, either permanently or for varying lengths of time, which could adversely affect our results of operations, cash flows and financial condition.  We cannot assure you that these risks would be fully covered by our insurance policies.

Inaccuracies in our estimates of coal reserves and non-reserve coal deposits could result in lower than expected revenues and higher than expected costs.

We will base our coal reserve estimates and non-reserve coal deposit information on engineering, economic and geological data assembled and analyzed by our contract workers, which will include various engineers and geologists.  The estimates of coal reserves and non-reserve coal deposits as to both quantity and quality will be annually updated to reflect the production of coal from the reserves and new drilling or other data received.  There are numerous uncertainties inherent in estimating quantities and qualities of coal reserves and non-reserve coal deposits and costs to mine recoverable reserves, including many factors beyond our control.  Estimates of economically recoverable coal reserves and net cash flows necessarily depend upon a number of variable factors and assumptions, all of which may vary considerably from actual results, such as:

•	geological and mining conditions and/or effects from prior mining that may not be fully identified by available exploration data or that may differ from experience, in current operations;

•
the assumed effects of regulation, including the issuance of required permits, and taxes by governmental agencies and assumptions concerning coal prices, operating costs, mining technology improvements, severance and excise tax, development costs and reclamation costs;

•	historical production from the area compared with production from other similar producing areas; and

•	assumptions concerning future coal prices, operating costs, capital expenditures, severance taxes and development and reclamation costs.

For these reasons, estimates of the economically recoverable quantities and qualities attributable to any particular group of properties, classifications of coal reserves and non-reserve coal deposits based on risk of recovery and estimates of net cash flows expected from particular reserves prepared by different engineers or by the same engineers at different times may vary substantially and vary materially from estimates.  As a result, these estimates may not accurately reflect our actual coal reserves or non-reserve coal deposits.  Any inaccuracy in our estimates related to our coal reserves and non-reserve coal deposits could result in lower than expected revenues, higher than expected costs and decreased profitability.

Defects in title in the properties that we own or loss of any leasehold interests in properties leased by us could limit our ability to mine these properties or result in significant unanticipated costs.

We may conduct a significant part of our mining operations on properties that we lease.  A title defect or the loss of any lease could adversely affect our ability to mine the associated reserves.  Title to leased properties and associated mineral rights is not thoroughly verified until we make a commitment to develop a property, which may not occur until after we have obtained necessary permits to mine the property and completed exploration of the property.  In some cases, we rely on title information or representations and warranties provided by our grantors or lessors.  Our right to mine some reserves would be adversely affected if defects in title or boundaries exist or if a lease expires.  Any challenge to our title or interest could delay the exploration and development of the property and could ultimately result in the loss of some or all of our interest in the property.  In order to obtain leases or mining rights to conduct mining operations on property where title defects exist, we may have to incur unanticipated costs, which could adversely affect our profitability.

A substantial or extended decline in coal prices could reduce our revenues and the value of our coal resources.

Our results of operations are dependent upon the prices we receive for our coal as well as our ability to improve productivity and control costs.  Declines in the prices received for our coal could adversely affect our results of operations.  The prices charged for coal depend upon factors beyond our control, including:

•	the supply of, and demand for, domestic and foreign coal;

•	the price elasticity of supply;

•	the demand for electricity;

•	the proximity to and the capacity and cost of transportation facilities;

•	governmental regulations and taxes;

•	air emission standards for coal-fired power plants;

•	regulatory, administrative and judicial decisions, including legislation to allow retail price competition in the electric utility industry;

•	the price and availability of alternative fuels, including the effects of technological developments; and

•	the effect of worldwide energy conservation measures.

Decreased demand for coal could result in declines in coal prices and require us to increase productivity and lower costs in order to maintain our margins.  If we are not able to maintain our margins, our operating results could be adversely affected.  Therefore, price declines may adversely affect our operating results for future periods and our ability to generate cash flows necessary to improve productivity and invest in operations.

The coal industry is highly competitive and there is no assurance that we will continue to be successful in acquiring coal concessions.  If we cannot continue to acquire properties to explore for coal, we may be required to reduce or cease operations.

The coal exploration, development and production industry is generally not-integrated. We compete with other exploration companies looking for coal properties. While we compete with other exploration companies in the effort to locate and acquire coal  properties, we will not compete with them for the removal or sales of coal and coal by-products from our properties if we should eventually discover the presence of them in quantities sufficient to make production economically feasible.  Readily available markets exist worldwide for the sale of coal and coal by-products.  Therefore, we will likely be able to sell any coal or coal by-products that we identify and produce.

In identifying and acquiring coal  properties, we compete with many companies possessing greater financial resources and technical facilities.  This competition could adversely affect our ability to acquire suitable prospects for exploration in the future.  Accordingly, there can be no assurance that we will acquire any interest in additional coal  properties that might yield reserves or result in commercial mining operations.

Our operations may impact the environment or cause exposure to hazardous substances, and our properties may have environmental contamination, which could result in material liabilities to us.

Certain of the coal mining operations we acquire may currently or historically have used hazardous materials and, to the extent that such materials are not recycled, they could become hazardous waste.  We may be subject to claims under federal and state statutes and/or common law doctrines and their Colombian law equivalents for toxic torts and other damages, as well as for natural resource damages and the investigation and clean up of soil, surface water, groundwater, and other media.  Such claims may arise, for example, out of current or former conditions at sites that we acquire, and at contaminated sites that have always been owned or operated by third parties.  Liability may be without regard to fault and may be strict, joint and several, so that we may be held responsible for more than our share of the contamination or other damages, or even for the entire share.

Surface mining is subject to increased regulation and may require us to incur additional costs.

Our business plan calls for the establishment of surface mining operations.  Surface mines generally are subject to numerous regulations related to blasting activities that can result in additional costs.  For example, when blasting in close proximity to structures, additional costs are incurred in designing and implementing more complex blast delay regimens, conducting pre-blast surveys and blast monitoring and the risk of potential blast-related damages increases.  Since the nature of surface mining requires ongoing disturbance to the surface, environmental compliance costs can be significantly greater than with underground operations.  These regulations may cause us to incur significant additional costs, which could adversely impact our operating performance.

A decrease in the availability or increase in costs of key supplies, capital equipment or commodities could decrease our profitability.

Our mining operations will require a reliable supply of steel-related products (including roof control for our underground mines), replacement parts, belting products and lubricants.  If the cost of any of these or other supplies increases significantly, or if a source for such mining equipment or supplies are unavailable to meet our replacement demands, our profitability could be adversely affected.  In addition, industry-wide demand growth has recently exceeded supply growth for certain underground surface and other capital equipment.  As a result, lead times for some items have increased significantly.  Significant delays in obtaining required parts and equipment could cause our profitability to be reduced from our current expectations.

Risks Associated with Our Common Stock

Trading on the OTC Bulletin Board may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is quoted on the OTC Bulletin Board service of the Financial Industry Regulatory Authority (“FINRA”).  Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices due to many factors that may have little to do with our operations or business prospects.  This volatility could depress the market price of our common stock for reasons unrelated to operating performance.  Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like NASDAQ or a stock exchange. Accordingly, shareholders may have difficulty reselling any of their shares.

Efforts to comply with recently enacted changes in securities laws and regulations will increase our costs and require additional management resources, and we still may fail to comply.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on our internal controls over financial reporting in their annual reports on Form 10-K. In addition, the independent registered public accounting firm auditing our financial statements must attest to the effectiveness of our internal controls over financial reporting. The attestation requirements by our independent registered public accounting firm are not presently applicable to us but we will become subject to these requirements for the year ended December 31, 2010.  If we are unable to conclude that we have effective internal controls over financial reporting or if our independent registered public accounting firm is unable to provide us with a report as to the effectiveness of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities.

Our common stock is a penny stock. Trading of our common stock may be restricted by the SEC’s penny stock regulations and FINRA’s sales practice requirements, which may limit a stockholder’s ability to buy and sell our stock.

Our common stock is a penny stock.  The Securities and Exchange Commission has adopted Rule 15g-9, which generally defines a “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions.  Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”.  The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.  The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules.  Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.  We believe that the penny stock rules discourage investor interest in, and limit the marketability of, our common stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission, the FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.  Under interpretations of these rules, FINRA believes there is a high probability that speculative low-priced securities will not be suitable for at least some customers.  FINRA’s requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

Our common stock price may be volatile, which could adversely affect our planned business and cause our stockholders to suffer significant losses

The volatility of our stock price depends upon many factors including:

•	decreases in prices for coal;

•	variations in our operating results and failure to meet expectations of investors and analysts;

•	increases in interest rates;

•	illiquidity of the market for our common stock;

•	developments specifically affecting the economies in South America;

•	the level of indebtedness we incur; and

•	other developments affecting us or the financial markets.

A reduced common stock price will result in a loss to investors and will adversely affect our ability to issue our common stock to fund our activities.

 Substantial sales of our common stock could adversely affect our stock price.

We had 50,700,000 shares of common stock outstanding as of May 6, 2010.  Sales of a substantial number of shares of common stock, or the perception that such sales could occur, could adversely affect the market price of our common stock by introducing a large number of sellers to the market. Such sales could cause the market price of our common stock to decline. We cannot predict whether future sales of our common stock, or the availability of our common stock for sale, will adversely affect the market price for our common stock or our ability to raise capital by offering equity securities.

We do not expect to pay dividends on our common stock, and investors will be able to receive cash in respect of the shares of common stock only upon the sale of the shares.

           We have no intention in the foreseeable future to pay any cash dividends on our common stock.  Therefore, an investor in our common stock will obtain an economic benefit from the common stock only after an increase in its trading price and only by selling the common stock.

Risks Associated with Doing Business in South America

Adverse economic and political conditions in Colombia affect our financial condition and results of operations.

Most of our operations and property will be located in Colombia and accordingly our business is subject to a variety of economic, political, market and credit risks.  The quality of our assets, financial condition and results of operations significantly depend on macroeconomic and political conditions prevailing in Colombia and the other jurisdictions in which we operate.  Colombia is subject to political, economic and other uncertainties, including renegotiation, or nullification of existing contracts, currency exchange restrictions, and international monetary fluctuations.  Furthermore, changes in monetary, exchange, and trade policies could affect the overall business environment in Colombia, which would in turn impact our financial condition and results of operations.

Furthermore, decreases in the growth rate in the economies where we operate, particularly in Colombia, periods of negative growth, or increases in inflation or interest rates could result in lower demand for our services and products, lower real pricing of our services and products, or in a shift toward lower margin services and products.  Because a large percentage of our costs and expenses are fixed, we may not be able to reduce costs and expenses upon the occurrence of any of these events, and our profit margins and results of operations could suffer as a result.

The economies of the countries where we operate remain vulnerable to external shocks that could be caused by significant economic difficulties experienced by their major regional trading partners or by more general “contagion” effects, which could have a material adverse effect on their economic growth and their ability to service their public debt.

Emerging-market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments.

In the case of Colombia, a significant decline in the economic growth of any of its major trading partners, such as the United States, Venezuela and Ecuador, could have a material adverse impact on Colombia’s balance of trade, and adversely affect Colombia’s economic growth.  In addition, a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, could negatively affect Colombia or other economies where we operate.

The current global economic downturn, which began in the U.S financial sector and then spread to different economic sectors and countries around the world, has had, and is expected to continue to have, adverse effects on the economies of the countries where we operate.

Government policies in the jurisdictions where we operate could significantly affect the local economy and, as a result, our business and financial condition.

Our business and financial condition could be adversely affected by changes in policy, or future judicial interpretations of such policies, involving exchange controls and other matters such as currency depreciation, inflation, interest rates, taxation, laws and regulations and other political or economic developments in or affecting Colombia or the other jurisdictions where we operate.

In particular, the government of Colombia has historically exercised substantial influence over its economy, and its policies are likely to continue to have an important effect on market conditions and prices and rates of return on securities of local issuers (including our securities).

Future developments in government policies could impair our business or financial condition or the market value of our securities.

Any additional taxes resulting from changes to tax regulations or the interpretation thereof in Colombia or other countries where we operate, could adversely affect our consolidated results.

Uncertainty relating to tax legislation poses a constant risk to us.  Colombian national authorities have levied new taxes in recent years.  Changes in legislation, regulation and jurisprudence can affect tax burdens by increasing tax rates and fees, creating new taxes, limiting stated expenses and deductions, and eliminating incentives and non-taxed income.

Additional tax regulations could be implemented that could require us to make additional tax payments, negatively affecting our financial condition, results of operation, and cash flow. In addition, either national or local taxing authorities may not interpret tax regulations in the same way that we do. Differing interpretations could result in future tax litigation and associated costs.

PROPERTIES

We do not own any real property.  Our executive offices are located in the offices of our largest stockholder, LIFE, located at 4265 San Felipe Street, Suite 1100, Houston, Texas  77027.  We currently use our offices on a rent-free basis, but expect that we will either negotiate a rental payment to LIFE, or move to our own office facilities at which we will incur rental expenses, in the near future.  We do not currently maintain any other office facilities, and management believes our existing offices are sufficient for our current operations.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 6, 2010 after the Closing, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock owned by such person.  Beneficial ownership consists of a direct interest in the shares of our common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class(1)

Directors and Officers

Neil Christiansen, Director 901 East 7800 South Midvale, UT 84047	593,398		1.2%

Edward Mooney, President, Chief Executive Officer and Director 4265 San Felipe Street Suite 1100, Houston, Texas 77027	47,700,000	(2)	94.1%

Daniel Carlson, Chief Financial Officer 4265 San Felipe Street, Suite 1100 Houston, Texas 77027	—		*

Directors and executive officers as a group (two persons)	48,293,398		95.3%

Greater than 5% Stockholders

LIFE Power and Fuels LLC 4265 San Felipe Street, Suite 1100 Houston, Texas 77027	47,700,000		94.1%

*	Less than 1%.

(1)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on May 6, 2010. As of May 6, 2010, there were 50,700,000 shares of our common stock issued and outstanding.

(2)	Represents shares owned of record by Life Power and Fuels LLC, a Delaware limited liability company of which Mr. Mooney is the sole managing member.

DIRECTORS AND EXECUTIVE OFFICERS

Our directors are elected to hold office until the next annual meeting of stockholders and until their successors are elected and qualified.  Annual meetings of the stockholders, for the selection of directors to succeed those whose terms expire, are to be held at such time each year as designated by our board of directors.  Our officers are elected by our board of directors, which is required to consider that subject at its first meeting after every annual meeting of stockholders.  Each officer holds his or her office until his or her successor is elected and qualified or until his or her earlier resignation or removal.   Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Edward Mooney	President, Chief Executive Officer and Director	50	May 6, 2010
Daniel Carlson	Chief Financial Officer and Treasurer	42	May 6, 2010
Neil Christiansen	Director	74	1996

Business Experience

The biographies of each of our directors and executive officers below contains information regarding the person’s service, business experience, positions held currently or at any time during the last five years, and for each director the particular experiences, qualifications, attributes or skills that caused our board of directors to determine that such person should serve as a director of our company in 2010, and the names of any other publicly-held companies for which such person served as a director in the past five years.

Edward Mooney, President, Chief Executive Officer  and Director.  Edward Mooney was appointed to serve as our President and Chief Executive Officer, and was elected as a member of our Board of Directors, on May 6, 2010.  For over the past five years, Mr. Mooney has been a consultant to a number of investment firms and private companies engaged in the development of natural resource and energy projects worldwide.  He is a director of Clean Coal Ltd., a firm engaged in the global underground coal gasification industry, and is President of its U.S. subsidiary Clean Coal Inc.  Mr. Mooney is the sole managing member of LIFE Power and Fuels LLC, a recently-formed company that intends to develop clean energy products worldwide and is our largest stockholder.  Mr. Mooney has over 20 years experience in all aspects of corporate development for publicly held and privately-held enterprises, including mergers and acquisitions, corporate finance, strategic planning, business development, investor relations, corporate communications and corporate governance.  Mr. Mooney also was a co-founder and is chairman of the Global University for Lifelong Learning, a California not-for-profit organization focused on educational initiatives for developing nations. Mr. Mooney holds a Masters Degree in Education and a Bachelors Degree in Geography from the California State University System.

Daniel Carlson, Chief Financial Officer and Treasurer.  Daniel Carlson was appointed to serve as our Chief Financial Officer and Treasurer on May 6, 2010.  Mr. Carlson is also the Chief Financial Officer for LIFE Power and Fuels LLC, our majority stockholder. Mr. Carlson has served as a Managing Director of European American Equities, Inc., a registered broker-dealer, since January 2009.  Prior to joining European American Equities, Inc., Mr. Carlson worked with Primary Capital for two years as Head of Institutional Sales, where he focused on reverse merger and PIPE transactions in the United States for Chinese companies.  Mr. Carlson currently serves on the board of directors of China Precision Steel, Inc., a NASDAQ-listed Chinese steel processor.  Previously, Mr. Carlson was a Managing Director at BayStar Capital, a leading hedge fund in the PIPE space, where he was Head of Trading from 2004 through 2006;  he was the Head of Trading/Analyst at Azure Capital Partners, a Venture Capital/Crossover fund investing in the technology industry from 2000 through 2002; and, from 1995-2000, he was a Senior Trader for RCM Capital Management, a 50+ billion dollar asset management firm, where he specialized in trading small cap securities.  Mr. Carlson holds a Bachelor of Arts degree in Economics from Tufts University achieved in 1989.

Neil Christiansen, Director.  Mr. Christiansen was elected a director of our company in 1996. Neil Christiansen has been self-employed since 1998,  and has devoted his time to research, publishing curricula, leading seminars and directing self-improvement workshops and conferences.  In 1965, Mr. Christiansen founded Heartland Realty in Salt Lake City, Utah. From 1976 to 1982, Mr. Christiansen served as the Republican State Chairman for Utah. In 1983, Mr. Christiansen became the founding director of Search for Common Ground, a Washington DC-based organization established to engage leaders in the Soviet and U.S. governments and business in meaningful dialogue. From 1984 to 1986, Mr. Christiansen coordinated the international acquisition, shipment, and distribution of multiple speed cassette copiers into various parts of the Soviet Union for The Door of Hope. In 1986, Mr. Christiansen founded Free Indeed, a foundation dedicated to developing personal growth programs.

Board of Directors and Corporate Governance

Pursuant to the Subscription Agreement, Mr. Christiansen resigned as our President, immediately upon the Closing.   At the Closing, Edward Mooney was appointed our President and Chief Executive Officer and a member of our board of directors, and Daniel Carlson was appointed our Chief Financial Officer.

Board Committees

We intend to appoint to our board of directors and to various committees to be established by our board such persons as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we elect to seek listing on a securities exchange. We intend that a majority of our directors will be independent directors, of which at least one director will qualify as an “audit committee financial expert,” within the meaning of Item 407(d)(5) of Regulation S-K, as promulgated by the SEC. Additionally, our board of directors is expected to appoint an audit committee, nominating committee and compensation committee, and to adopt charters relative to each such committee, in the near future. We do not currently have an “audit committee financial expert” since we currently do not have an audit committee in place.

Family Relationships

There are no family relationships among our directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has filed any bankruptcy petition, been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement.

Related Person Transactions

None of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

Annual Compensation

Neither Neil Christiansen, our former President, nor any other person, received any compensation from us during the years ended December 31, 2009 or 2008.

Outstanding Equity Awards at Fiscal Year-End

As at December 31, 2009, there were no unexercised options or stock that had not vested in regards to our executive officers, and there were no equity incentive plan awards for our executive officers during the year ended December 31, 2009.

Director Compensation

No compensation was paid to or earned by any director during the year ended December 31, 2009.

Compensation Plans

            On May 12, 2010, our board of directors adopted, and LIFE, the holder of approximately 94.1% of our issued and outstanding common stock approved, our 2010 Equity Plan, which is described in this current report under the heading “Compensation Discussion and Analysis” below.  We have not granted any stock options or other similar compensation to our current executive officers or directors.

 Pension, Retirement or Similar Benefit Plans

            There are no arrangements or plans pursuant to which we provide pension, retirement or similar benefits to our directors or executive officers.  We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers.

Change of Control

            We have no pension or compensatory plans or other arrangements that provide for compensation to our directors or officers in the event of a termination of employment or a change in our control.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our proposed executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions.  It provides qualitative information regarding the manner and context in which we expect compensation to be awarded to and earned by our named executive officers.

Compensation Objectives and Philosophy

Our board of directors will be responsible for overseeing executive and other employee compensation.  With respect to compensation matters, the initial objective of our board of directors will be to establish a compensation program that attracts and helps retain talented and experienced individuals for senior level positions throughout our organization, as well as to authorize appropriate compensation for our employees and key consultants.

Our board of directors will oversee compensation programs also designed to:

•	Recruit, retain and motivate executives and employees that can help us achieve our core business goals;

•	Provide incentives to promote and reward superior performance throughout our organization;

•	Facilitate stock ownership and retention by our executives and other employees; and

•	Promote alignment between executives and other employees and the long- term interests of our stockholders.

Our board of directors will seek to achieve these objectives by:

•	Establishing a compensation program that is market competitive and internally fair; and

•
Linking performance with certain elements of compensation through the use of equity options, stock grants, cash performance bonuses or other means of compensation the value of which is substantially tied to the achievement of our company goals.

Components of Compensation

Our executive compensation program is expected to include the following elements:

•	Base salary;

•	Discretionary and performance-based bonuses;

•	Long-term incentive plan awards; and

•	Retirement and health insurance benefits.

Our board of directors will seek to set a competitive rate of annual base salary for each executive officer in order to attract and retain top quality executives.  However, our board of directors has not yet committed to the means by which it will determine competitive rates of annual base salary in the market, which means might include executive officer and director input, input from a compensation consultant and third-party information.  We do not have a specific formula for allocating total compensation between current and long-term compensation or between cash and non-cash compensation.  However, we expect to vary the mix of our executive officers’ compensation elements based on competitive practices and their relative management level to recognize each individual’s operating responsibilities and reward his or her ability to impact short- and long-term results.

Elements of Executive Compensation

We expect to pay our executive officers the following compensation:

Base Salary.  We expect to pay base salaries in order to attract executive officers and provide a basic level of financial security.  We will establish base salaries for our executives based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions.  Base salaries will be reviewed (i) at the time of renewal of an executive’s employment agreement, or (ii) annually, with adjustments based on the individual’s responsibilities, performance and experience during the year.  This review is expected to occur each year at the annual review.

Discretionary and Performance-Based Bonuses.  Our board of directors expects to adopt a formal process for determining and awarding discretionary and performance-based annual bonuses later in 2010.

Our board of directors intends to utilize annual incentive bonuses to reward officers and other employees for achieving financial and operational goals and for achieving individual annual performance objectives.  These objectives will vary depending on the individual executive and employee, but will relate generally to strategic factors, including establishment and maintenance of key strategic relationships, advancement of our product candidates, and identification and advancement of additional product or service offerings, and to financial factors, including raising capital, improving our results of operations and increasing the price per share of our common stock.  Commencing in 2010, our board of directors will have authority to award discretionary annual bonuses to, or enter into commitments for the award of an annual bonus with, our executive officers.

Long-Term Incentive Program.  We believe we can encourage superior long-term performance by our executive officers and employees by encouraging them to own, and assisting them with the acquisition of, our common stock.  We have established our 2010 Equity Incentive Plan (the “2010 Equity Plan”) to provide our employees, including our executive officers, with incentives to help align their interests with the interests of our stockholders.  Our board of directors believes the use of stock and stock-based awards offers the best approach to achieving our compensative objective of fostering a culture of ownership, which it believes will, in turn, motivate our executive officers to create and enhance stockholder value.  We have not adopted stock ownership guidelines, but our 2010 Equity Plan provides a principal method for our executive officers to acquire equity in our company.

Stock Options.  Our 2010 Equity Plan authorizes us to grant options to purchase shares of our common stock to our employees, directors and consultants.  While our board of directors currently administers our 2010 Equity Plan, it intends to delegate that responsibility to a compensation committee of our board when that committee is established.  Our board of directors intends to annually review and approve stock option awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives and retention considerations.  Periodic stock option grants may be made at the discretion of our board of directors to eligible employees, including named executive officers, and, in appropriate circumstances, our board of directors may consider the recommendations of members of management.  Under our 2010 Equity Plan, our stock options will generally be exercisable for a period of five or ten years, have an exercise price equal to the fair market value of our common stock on the day of grant or 110% of fair market value in the case of incentive stock options and typically vest over a four-year period, with 25% vesting on the first anniversary of the grant date and the remainder vesting 25% per year on each of the next three anniversaries thereafter based upon continued employment.  Incentive stock options also include certain other terms necessary to assure compliance with particular provisions of the Internal Revenue Code.

We expect to use stock options as a long-term incentive vehicle because we believe:

•
Stock options align the interests of our executives with those of our stockholders, support a pay-for-performance culture, foster an employee stock ownership culture and focus the management team on increasing value for our stockholders;

•	The value of stock options is based on our performance, because all the value received by the recipient of a stock option is based on the growth of our stock price;

•
Stock options help to provide a balance to the overall executive compensation program because, while base salary and our discretionary annual bonus program focus on short-term compensation rewards, vesting stock options reward increases in stockholder value over the longer term; and

•	The vesting period of stock options encourages executive retention and their efforts to preserve stockholder value.

In determining the number of stock options to be granted to executives, we expect to take into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value and the individual’s historic and recent performance and the value of stock options in relation to other elements of the individual executive’s total compensation.

Restricted Stock and Restricted Stock Units. Our 2010 Equity Plan authorizes us to grant restricted stock and restricted stock units to our employees, directors and consultants.  To date, we have not granted any restricted stock or restricted stock units under our 2010 Equity Plan.  We anticipate that in order to implement the long-term incentive goals of our board of directors, we may grant restricted stock units in the future.

Retirement and Health Insurance Benefits.  Consistent with our compensation philosophy, we will consider implementing certain retirement and health benefits for our executive officers, including medical, dental, vision and life and disability insurance coverage and the ability to contribute to a 401(k) retirement plan.

Recoupment of Incentive Payments

We do not have a formal policy regarding adjusting or recovering discretionary or performance-based bonuses or long-term incentive plan awards or payments if the relevant performance metrics upon which such awards or payments are based are later restated or otherwise adjusted in a manner that reduces the actual size of the award or payment.  We will consider making such adjustments on a case-by-case basis if any such situation arises.

General Tax Deductibility of Executive Compensation

We intend to structure our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A.  Under Section 162(m) of the Internal Revenue Code, a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based.  If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture.  In such case, the executive is subject to regular federal income tax, interest and an additional federal income of 20% of the benefit includible in income.  We intend for our board of directors to generally manage our incentive programs to qualify for the performance-based exemption.  Our board of directors also reserves the right to provide compensation that does not meet the exemption criteria if, in its sole discretion, it determines that doing so advances our business objectives.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,
AND DIRECTOR INDEPENDENCE

There have been no transactions or proposed transactions in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years in which any of our directors, executive officers or beneficial holders of more than 5% of the outstanding shares of our common stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest.

LEGAL PROCEEDINGS

 We are currently not a party to any material legal proceedings, nor are we aware of any material pending legal proceedings to which we are a party or of which our property is the subject. We also know of no proceedings to which any of our directors, officers or affiliates, or any registered or beneficial holders of more than 5% of any class of our securities, or any associate of any such director, officer, affiliate or security holder are an adverse party or have a material interest adverse to us.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the Over-the-Counter Bulletin Board and on the Pink Sheets under the symbol “FRDR”.  The table below sets forth for the periods indicated the quarterly high and low bid prices as reported by the Pink Sheets.  These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions

	Quarter	High	Low
Fiscal year ended December 31, 2008	First	$0.05	$0.05
	Second	$0.05	$0.05
	Third	$0.05	$0.05
	Fourth	$0.05	$0.05

	Quarter	High	Low
Fiscal year ended December 31, 2009	First	$0.05	$0.05
	Second	$0.05	$0.05
	Third	$0.05	$0.05
	Fourth	$0.05	$0.05

	Quarter	High	Low
Fiscal year ended December 31, 2010	First	$0.05	$0.05

Our common stock is considered to be penny stock under rules promulgated by the Securities and Exchange Commission.  Under these rules, broker-dealers participating in transactions in these securities must first deliver a risk disclosure document which describes risks associated with these stocks, broker-dealers’ duties, customers’ rights and remedies, market and other information, and make suitability determinations approving the customers for these stock transactions based on financial situation, investment experience and objectives.  Broker-dealers must also disclose these restrictions in writing, provide monthly account statements to customers, and obtain specific written consent of each customer.  With these restrictions, the likely effect of designation as a penny stock is to decrease the willingness of broker- dealers to make a market for the stock, to decrease the liquidity of the stock and increase the transaction cost of sales and purchases of these stocks compared to other securities.

We have been a shell company since approximately October 2005.  As a result, we are subject to the provisions of Rule 144(i) which limit reliance on Rule 144 by shareholders owning stock in a shell company.  Under current interpretations, unregistered shares issued after we first became a shell company can not be resold under Rule 144 until the following conditions were met:

•	we ceased to be a shell company;

•	we remained subject to the Exchange Act reporting obligations;

•	we filed all required Exchange Act reports during the preceding 12 months; and

•	at least one year had elapsed from the time we filed “Form 10 information” reflecting the fact that we had ceased to be a shell company.

There are no outstanding options, warrants, or other instruments convertible into shares of our common stock.  We have not granted registration rights for any of the outstanding shares and there are no shares that are being, or that have been publicly proposed to be, publicly offered by our company.

Holders

At May 6, 2010, we  had 65 shareholders of record.  The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers and registered clearing agencies.  We have appointed Interwest Transfer Company, Inc., Salt Lake City, Utah, to act as our transfer agent for our common stock.

Dividends

We have not declared or paid any cash dividends on our common stock during the two fiscal years ended December 31, 2009 and 2008, or in any subsequent period.  We do not anticipate or contemplate paying dividends on our common stock in the foreseeable future.  The only restrictions that limit the ability to pay dividends on common equity, or that are likely to do so in the future, are those restrictions imposed by law.

RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth certain information concerning securities which were sold or issued by us without the registration of the securities under the U.S. Securities Act of 1933, as amended (the “Securities Act”) in reliance on exemptions from such registration requirements within the past three years:

Pursuant to the terms of a Promissory Note dated August 25, 2006, issued to Neil Christiansen in the principal amount of $5,000, on April 28, 2010, Mr. Christensen converted the full principal amount of this note, together with accrued interest in the amount of $1,439, into 200,000 shares of our common stock.  This transaction was exempt from registration pursuant to Sections 4(2) and 4(6) of the Securities Act.

In connection with the Closing, on May 6, 2010, we sold an aggregate of 47,700,000 shares of our common stock to LIFE for an aggregate purchase price of $100,000, pursuant to the exemption from the registration requirements of the Securities Act, provided by Section 4(2) of the Securities Act.

DESCRIPTION OF OUR SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock, par value of $0.001 per share, and 5,000,000 shares of preferred stock, par value of $0.001 per share.  As of May 6, 2010, there were 50,700,000 shares of our common stock issued and outstanding that were held by approximately 65 stockholders of record.  As of May 6, 2010, we did not have any shares of preferred  stock issued and outstanding.

Common Stock

We are presently authorized to issue 100,000,000 shares of common stock, $.001 par value.  All shares are equal to each other with respect to liquidation and dividend rights.  Holders of voting shares are entitled to one vote for each share they own at any stockholders’ meeting.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available for that purpose, and upon liquidation are entitled to participate pro-rata in a distribution of assets available for such distribution to stockholders.  There are no conversion, preemptive, or other subscription rights or privileges with respect  to any shares.

Our common stock does not have cumulative voting rights which means that the holders of more than 50% of the voting shares voting for election of directors may elect all of the directors if they choose to do so.  In such event, the holders of the remaining shares aggregating less than 50% will not be able to elect any directors.

Preferred Stock

Our board of directors is authorized, without action by our stockholders, to designate and issue up to 5,000,000 shares of preferred stock, par value $0.001 per share, in one or more series.  Our board of directors can fix the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions.  Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock.  The issuance of preferred stock, while providing flexibility in connection with possible future financings, acquisitions and other corporate purposes, could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of our company and could adversely affect the market price of our common stock.  We do not have any shares of preferred stock outstanding, and we have no current plans to issue any preferred stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.7502 of the Nevada Revised Statutes (the “Nevada Law”) permits a corporation to indemnify any of its directors, officers, employees and agents against costs and expenses arising from claims, suits and proceedings if such persons acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  Notwithstanding the foregoing, in an action by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter, as to which such person is adjudged to be liable to the corporation unless a court of competent jurisdiction determines that in view of all the circumstances of the case, indemnification would be appropriate.  The indemnification provisions of the Nevada Law expressly do not exclude any other rights a person may have to indemnification under any bylaw, among other things.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of our company, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

The following unaudited pro forma information adjusts our unaudited condensed balance sheet as of March 31, 2010 to reflect subsequent event transactions wherein 47,700,000 shares of our common stock were sold for $100,000; 200,000 shares of our common stock were  issued upon conversion of a $5,000 note payable and related accrued interest of $1,439; and the proceeds of the $100,000 investment were used to pay our outstanding liabilities.  The unaudited pro forma condensed balance sheet gives effect to such transactions, as if such transactions had occurred as of the balance sheet date.  Each transaction was subsequently completed during May 2010.

The pro forma condensed combined balance sheet should be read in conjunction with our unaudited financial statements at and as of March 31, 2010 and related notes thereto included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010.  This pro forma balance sheet is not necessarily indicative of the financial position that might have existed had the transactions described above actually occurred on March 31, 2010.

FREEDOM RESOURCES ENTERPRISES, INC.

PRO FORMA CONDENSED BALANCE SHEET

March 31, 2010

ASSETS

[Unaudited]

	Freedom
	Resources, Inc.	Proforma	Proforma
	March 31, 2003	Increase	Balance
	(As Reported)	(Decrease)	Sheet
ASSETS:

		$100,000 [A]
Cash	$169	(100,000)[B]	$169

	$169	$-0-	$169

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Accounts payable	$10,664	$(10,664)[B]	$-
Accrued interest	1,439	(1,439)[C]	-
Advances – related party	119,500	(119,500)[B]	-
Convertible notes - related party	5,000	(5,000)[C]	-
Total Liabilities	136,603	(136,603)	-

STOCKHOLDERS’ EQUITY:

		47,700 [A]
Common stock	2,800	200 [C]	50,700

		52,300 [A]
		38,853 [B]
Additional paid-in capital	95,218	6,239 [C]	192,610
Deficit accumulated during the development stage	(234,452)	(8,689)[B]	(243,141)
Total Stockholders’ Equity (Deficit)	(136,434)	136,603	169
	$169	$-0-	$169

Proforma adjustments include the following:

[A]	To reflect the sale of 47,700,000 shares of our common stock for $100,000 resulting in a change of control of our company.

[B]
To reflect the payment of $100,000 to reduce our liabilities as follows:  $10,664 to pay accounts payable; $8,689 to pay expenses incurred subsequent to March 31, 2010; and $80,647 to pay advances to related parties.  Related parties forgave $38,853, which has been recorded as a capital contribution.

[C]	To reflect the issuance of 200,000 shares of our common stock upon conversion of a note payable in the amount of $5,000 and related accrued interest of $1,439.

Item 3.02          Unregistered Sales of Equity Securities

See the disclosure under Item 1.01 and Item 2.01 of this current report, which is incorporated herein by reference.

Item 5.01          Changes in Control of Registrant

See the disclosure under Item 1.01 and Item 2.01 of this current report, which is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

At the Closing , Neil Christiansen resigned as our President, effective immediately.  At the Closing, Edward Mooney was appointed our President and Chief Executive Officer and as a member of our board of directors, and Daniel Carlson was appointed our Chief Financial Officer.

Item 5.06          Change in Shell Company Status

Management has determined that, as of the Closing, our company is no longer a shell company as defined in Rule 12b-2 of the United States Securities Exchange Act of 1934, as amended.  Please refer to Item 2.01 of this current report for a detailed description of the Subscription Agreement and the business of our company following the Closing.

Item 9.01          Financial Statements and Exhibits

Exhibits

Exhibits required by Item 601 of Regulation S-K

3.1	Articles of Incorporation of Freedom Resources Enterprises, Inc. (1)

3.2	Amended and Restated By-laws of Freedom Resources Enterprises, Inc. (2)

10.1	Subscription Agreement, dated May 6, 2010, by and between Freedom Resources Enterprises, Inc. and LIFE Power and Fuels LLC.*

10.2	2010 Equity Incentive Plan of Freedom Resources Enterprises, Inc.*

* Filed herewith.

(1) Incorporated by references from Exhibit 3.1 to our Annual Report filed on March 13, 2009.

(2) Incorporated by references from Exhibit 3 to our Current Report filed on February21, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 12, 2010

FREEDOM RESOURCES ENTERPRISES INC.

By:	/s/Edward Mooney
President and Chief Executive Officer